SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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LAKE AREA CORN PROCESSORS, LLC
(Name of Registrant as Specified In Its Charter)

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LAKE AREA CORN PROCESSORS, LLC

46269 South Dakota Highway 34, P.O. Box 100
Wentworth, South Dakota 57075

NOTICE OF 2016 ANNUAL MEETING OF MEMBERS
To be held Tuesday, April 5, 2016
To our Members:

The 2016 annual meeting of members (the "2016 Annual Meeting") of Lake Area Corn Processors, LLC (the "Company") will be held on Tuesday, April 5, 2016, at Nicky's, 1407 NW 2nd Street, West Highway 34, Madison, South Dakota 57042. Lunch will begin at 12:00 p.m. local time. The 2016 Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m. local time. The Company's board of managers (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF ANNUAL MEETING MATERIALS
FOR THE 2016 ANNUAL MEETING TO BE HELD ON TUESDAY, APRIL 5, 2016:

◦
This communication presents only an overview of the more complete annual meeting materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the annual meeting materials before voting.

◦	The information statement, ballot and annual report to members are available at http://www.dakotaethanol.com/lacp.html.

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (605) 483-2676 or toll free at (888) 539-2676 or emailing Alan May at amay@dakotaethanol.com or on our website at http://www.dakotaethanol.com/lacp.html on or before March 25, 2016, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect two managers to the Board; and (2) Transact such other business as may properly come before the 2016 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on February 25, 2016 are entitled to notice of the 2016 Annual Meeting and to vote at the 2016 Annual Meeting and any adjournments thereof. For your ballot to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. local time on Monday, April 4, 2016 or must be presented in person at the 2016 Annual Meeting.

All members are cordially invited to attend the 2016 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return the ballot, whether or not you plan to attend the meeting. Ballots are available on the Company's website at http://www.dakotaethanol.com/lacp.html and may be printed by the members. No personal information is required to print a ballot. If you wish to revoke your ballot at the meeting and execute a new ballot, you may do so by giving written notice to Alan May, our membership coordinator. You may fax the ballot to the Company at (605) 483-2681, mail it to us at P.O. Box 100, Wentworth, South Dakota 57075, or scan and e-mail the ballot to amay@dakotaethanol.com. You may call our office using the phone numbers listed above or e-mail Alan May at amay@dakotaethanol.com for directions to the 2016 Annual Meeting so you may attend the meeting in person.

By order of the Board of Managers,
/s/ Todd Brown
Chairman of the Board
Wentworth, South Dakota
February 25, 2016

Lake Area Corn Processors, LLC
46269 South Dakota Highway 34
P.O. Box 100
Wentworth, South Dakota 57075

Information Statement
2016 Annual Meeting of Members
Tuesday, April 5, 2016
Lunch: 12:00 p.m. Meeting: 1:00 p.m.

The information statement and ballot were prepared by the board of managers of Lake Area Corn Processors, LLC (the "Company" or "Lake Area Corn Processors") for use at the 2016 annual meeting of members to be held on Tuesday, April 5, 2016 (the "2016 Annual Meeting"), and at any adjournment thereof. The 2016 Annual Meeting will be held at Nicky's, 1407 NW 2nd Street, West Highway 34, Madison, South Dakota 57042. Lunch will begin at 12:00 p.m. local time. The 2016 Annual Meeting will follow lunch, and will commence at approximately 1:00 p.m. local time. Distribution of this information statement and ballot is scheduled to begin on or about February 25, 2016. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this Information Statement?

A:
The board of managers of the Company (the "Board") is providing this information statement and ballot to enable you to vote at the 2016 Annual Meeting because you were a member of the Company at the close of business on February 25, 2016, the record date, and are entitled to vote at the meeting.

Q:	What am I voting on?

A:
At the 2016 Annual Meeting, the members will vote on the election of two managers to the Board. Although the Board is not currently aware of any additional matters to be presented at the 2016 Annual Meeting, if other matters do properly come before the 2016 Annual Meeting, those present will vote on those matters if a quorum is present.

Q:	How many votes do I have?

A:
Each Class A member is entitled to one vote for each matter presented at the 2016 Annual Meeting, regardless of how many capital units the member owns. For the manager election, each open manager seat is considered a separate matter so members will be able to vote for two nominees.

Q:	What is the voting requirement to elect the managers and what is the effect of a withhold vote?

A:
In the election of managers, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the manager election, because managers are elected by plurality vote, withheld votes will not be counted either FOR or AGAINST any nominee. Withheld votes will be included when counting members to determine whether a sufficient number of the members are represented to establish a quorum.

Q:	How many Class A Members are there?

A:
As of February 25, 2016, there were 29,620,000 Class A units outstanding and 1,063 Class A members of record. Since each Class A member is entitled to one vote, regardless of the number of units the member owns, there are 1,063 total votes available on any matter presented to the members.

Q:	What constitutes a quorum?

A:
The presence, either in person or through an absentee ballot, of ten percent (10%) of the Class A members constitutes a quorum. Based on the current number of Class A members, the presence of at least 106 members, either in person or through a properly executed ballot, would constitute a quorum. If you submit a properly executed ballot, you will be considered present at the 2016 Annual Meeting for the purpose of establishing a quorum.

Q:    Do I have dissenters or appraisal rights?

A:
Neither South Dakota law nor the Company's Third Amended and Restated Operating Agreement dated March 15, 2007, as amended (the "Operating Agreement") provide for dissenters rights or appraisal rights or any similar rights. Therefore, withholding your vote with respect to a nominee does not affect the availability of dissenters or appraisal rights or any similar rights.

Q:	How do I vote?

A:	You may vote at the 2016 Annual Meeting using either of the following methods:

•
Ballot. You may cast your votes by executing a ballot for the 2016 Annual Meeting and submitting it to us prior to the 2016 Annual Meeting. We urge you to specify your choices by marking the appropriate boxes on your ballot for the 2016 Annual Meeting. After you have marked your choices, please sign and date the ballot and return it to us, either by mail at P.O. Box 100, Wentworth, South Dakota, 57075, fax it to us at (605) 483-2681 or scan and e-mail the ballot to amay@dakotaethanol.com. All ballots submitted by mail or fax must be RECEIVED by us by 5:00 p.m. local time on April 4, 2016.

•	In person at the 2016 Annual Meeting. All members may present the ballot in person at the 2016 Annual Meeting to cast the member's vote.

Q:    What can I do if I change my mind after I send in my ballot?

A:    You may revoke your ballot by:

•
Giving written notice of the revocation, which must be RECEIVED prior to 5:00 p.m. local time on April 4, 2016, to Alan May, Membership Coordinator, at our offices at P.O. Box 100, Wentworth, South Dakota, 57075 or by fax at (605) 483-2681; or

•	Giving written notice of the revocation to Alan May, Membership Coordinator, at the commencement of the 2016 Annual Meeting.

Q:    What happens if I mark too few or too many boxes on the ballot?

A:
You MUST mark two choices on the ballot for the ballot to be valid. If you vote FOR less than two nominees in the manager election, your ballot will be invalid and no nominee will receive your vote. If you mark contradicting choices on your ballot, such as both FOR and WITHHOLD for a nominee, your vote related to the nominee for whom you marked contradicting choices will be disregarded. However, all properly executed ballots will be counted for the purpose of determining whether a quorum is present at the meeting.

Q:    Who can attend the 2016 Annual Meeting?

A:	All members as of the close of business on the record date, and their immediate families, may attend the 2016 Annual Meeting.

Q:	What is the record date for the 2016 Annual Meeting?

A:	February 25, 2016.

Q:	Who will count the vote at the 2016 Annual Meeting?

A:	All votes will be tabulated by Alan May and Paul Geraets, who were appointed Election Inspectors by the Board.

YOUR VOTE IS IMPORTANT. PLEASE PRINT, COMPLETE, SIGN AND RETURN YOUR BALLOT NO LATER THAN 5:00 P.M. LOCAL TIME ON MONDAY, APRIL 4, 2016 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

PROPOSAL ONE

ELECTION OF MANAGERS

The Board is comprised of seven managers. The Board is divided into three groups, with each group serving three-year staggered terms. Two managers will be elected by the members at the 2016 Annual Meeting, and the terms of the remaining managers expire in either 2017 or 2018. Below is a chart showing when each manager's term expires:

2016	Rick Kasperson Dave Wolles
2017	Wayne Backus Todd Brown Marty Thompson
2018	Ronald Alverson Randy Hansen

The Board has recommended as nominees for election at the 2016 Annual Meeting: Rick Kasperson and Dave Wolles. Rick Kasperson has served on the Board since 2007 and Dave Wolles has served on the Board since 2010. Each of the nominees was recommended by members of the Company to the nominating committee. The nominating committee nominated each of the manager nominees. The following table contains certain information with respect to the nominees for election to the Board at the 2016 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Manager	Term Expires
Rick Kasperson, Farmer	59	2007	2016
Dave Wolles, Farmer	53	2010	2016

Information About Nominees

Both of the manager nominees satisfy the definition of independence under NASDAQ Rule 5605(a)(2). We determined the independence of our manager nominees by looking at their business, familial and social relationships as they relate to the Company, including any contracts or other agreements that the nominees may have with the Company. We have determined that the corn delivery agreements that certain of our members have, including the manager nominees, do not affect the independence of our manager nominees as corn deliveries are based on prices generally available to all of our members. Each of our manager nominees can be reached at the address of the Company: 46269 South Dakota Highway 34, P.O. Box 100, Wentworth, South Dakota 57075.

Rick Kasperson, Vice-Chairman, Incumbent Manager and Nominee - Age 59. Since 1981, Mr. Kasperson has been a partner in the Kasperson Brothers Partnership. Mr. Kasperson farms with his brother David and nephew Dan in the Sinai, South Dakota area. The partnership farming operation consists of corn, soybeans, alfalfa, and a feeder cattle operation. It also includes a Pioneer Hi-Bred seed dealership. Mr. Kasperson attended and graduated in Ag Engineering from South Dakota State University in May of 1979. Mr. Kasperson was a director of the South Dakota Corn Growers Association. He served as president for one year and as chairman of the board for two years. Mr. Kasperson was first elected to the Board at our 2007 annual meeting. Mr. Kasperson's current term expires at the 2016 Annual Meeting. Mr. Kasperson also serves on the board of managers of Dakota Ethanol, L.L.C., our wholly-owned subsidiary. Mr. Kasperson serves on our audit and compensation committees. Mr. Kasperson will serve as Vice-Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal. Mr. Kasperson was selected as a nominee based on his prior experience with the Company as well as his ethanol, agricultural and business experience. Mr. Kasperson has agreed to serve as a manager if he is elected.

Dave Wolles, Treasurer, Incumbent Manager and Nominee - Age 53. Since 1984, Mr. Wolles has been self-employed as a farmer in Dell Rapids, South Dakota. Mr. Wolles graduated from Dell Rapids St. Mary's High School in 1980 and South Dakota State University in 1984. Mr. Wolles has been keeping the books for a small construction company for the past 20 years. Mr. Wolles is also the financial secretary for the local Catholic Order of Foresters and the treasurer of Burk Township in Minnehaha County. Mr. Wolles was first elected to the Board at our 2010 annual meeting. Mr. Wolles's current term expires at the 2016 Annual Meeting. Mr. Wolles also serves on the board of managers of Dakota Ethanol, L.L.C., our wholly-owned subsidiary. Mr. Wolles serves on our audit and compensation committees. Mr. Wolles will serve as Treasurer of the Board at the pleasure of the Board or until his earlier resignation or removal. Mr. Wolles was selected as a nominee based on his prior experience with the Company as well as his ethanol, agricultural and business experience. Mr. Wolles has agreed to serve as a manager if he is elected.

Required Vote

In the election of managers, the two nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the manager election, because managers are elected by plurality vote, withheld votes will not be counted either FOR or AGAINST any nominee. Withheld votes will be included when counting members to determine whether a sufficient number of the members are represented to establish a quorum.

Information About Non-nominee Managers

This section contains certain information with respect to the members of the Board who are not nominees for election at the 2016 Annual Meeting. All of the non-nominee managers satisfy the definition of independence under NASDAQ Rule 5605(a)(2). We determined the independence of our non-nominee managers by looking at their business, familial and social relationships as they relate to the Company, including any contracts or other agreements that the managers may have with the Company. Each of the Company's non-nominee managers can be reached at the address of the Company: 46269 South Dakota Highway 34, P.O. Box 100, Wentworth, South Dakota 57075.

Ronald Alverson, Manager - Age 64. Since 1974, Mr. Alverson has been the owner/operator of RS, Inc., a grain production enterprise near Chester, South Dakota. Mr. Alverson graduated from Chester High School in 1970 and from South Dakota State University in 1974 with a bachelor of science degree in agronomy. Mr. Alverson was a founding member and past president of the South Dakota Corn Grower's Association, and past Board member of the National Corn Grower's Association. Mr. Alverson serves as the president of the board of directors of the American Coalition for Ethanol. Mr. Alverson has served on the Board since our inception. Mr. Alverson's current term expires at our 2018 annual meeting. Mr. Alverson serves on our audit and compensation committees. Mr. Alverson also serves on the board of managers of Dakota Ethanol, L.L.C., our wholly-owned subsidiary.

Wayne Backus, Manager - Age 64. Mr. Backus has owned Wayne's Repair since 1974. Wayne's Repair has three employees. Mr. Backus graduated from Chester High School. Mr. Backus and his wife Bonnie have three grown children and seven grandchildren. Mr. Backus is a member of Our Savior Lutheran Church where he is a trustee. Mr. Backus is also the Secretary and Treasurer of the Wentworth Development Corp. and he was involved in the steering committee that worked to bring Dakota Ethanol to the area. Mr. Backus is also a member of the Wentworth Fire Department and has been certified as a state fire service instructor since 1985. Mr. Backus has been a member of the Board since our 2014 annual meeting. Mr. Backus' current term expires at our 2017 annual meeting. Mr. Backus serves on our audit and compensation committees. Mr. Backus also serves on the board of managers of Dakota Ethanol, L.L.C., our wholly-owned subsidiary.

Todd Brown, Manager and Chairman - Age 50. Since 1983, Mr. Brown has been the owner/operator of a farming operation in Dell Rapids, South Dakota. Mr. Brown oversees the day-to-day business of the farm. Mr. Brown graduated from St. Mary's High School in Dell Rapids South Dakota in 1983. Mr. Brown was employed by Sweetman Construction in 1982 and LG Everist in 1983. Mr. Brown and his wife Michelle have three children, Eric, Chelsey, and Mitchell. Mr. Brown is an active volunteer at St. Mary's School and St. Mary's Catholic Church and is an officer of the St Mary's 400 Club. Mr. Brown's farming operation consists of a corn and soybean rotation as well as hay production for his cow calf operation. Mr. Brown is a member of the American Corn Growers Association, National Farmers Organization, the South Dakota Cattlemen's Association, and the American Coalition for Ethanol. Mr. Brown has been a member of the Board since our inception. Mr. Brown's current term expires at our 2017 annual meeting. Mr. Brown serves on our audit and compensation committees. Mr. Brown serves as Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal. Mr. Brown also serves on the board of managers of Dakota Ethanol, L.L.C., our wholly-owned subsidiary.

Randy Hansen, Secretary, Manager - Age 57. Since 1980, Mr. Hansen has been a partner in Longacre Farms, Inc., a 1,500 acre farm producing corn, soybeans and hay. Mr. Hansen also manages a background to finish feedlot with a 1,000 head capacity. Mr. Hansen graduated from South Dakota State University in 1980 with a Bachelor of Science degree in Agriculture Engineering. Mr. Hansen was elected to the Chester Area school board in 1986 where he served 15 years. Mr. Hansen is also a member of the South Dakota Corn Growers Association. Mr. Hansen was first elected to the Board at our 2006 annual meeting. Mr. Hansen's current term expires at our 2018 annual meeting. Mr. Hansen serves on our audit and compensation committees. Mr. Hansen has served as our Secretary since 2007 and he will continue to serve as Secretary at the pleasure of the Board or until his earlier resignation or removal. Mr. Hansen also serves on the board of managers of Dakota Ethanol, L.L.C., our wholly-owned subsidiary.

Marty Thompson, Manager - Age 41. Since 2002, Mr. Thompson has been self-employed as a farmer and Mr. Thompson has been a Pioneer Seed salesman since 2003. Prior to commencing his career in farming and seed sales, Mr. Thompson was in the United States Army. Mr. Thompson attended Dakota State University where he graduated with a Bachelor of Business in Management Information Systems. Mr. Thompson has served on various boards since completing his college education. Mr. Thompson has been a member of the Board since our 2014 annual meeting. Mr. Thompson's current term expires at our 2017 annual meeting. Mr. Thompson serves on our audit and compensation committees. Mr. Thompson also serves on the board of managers of Dakota Ethanol, L.L.C., our wholly-owned subsidiary.

EXECUTIVE OFFICERS AND MANAGEMENT

Executive Officers of Lake Area Corn Processors, LLC

Our executive officers are set forth below.  Our officers will hold their positions indefinitely at the pleasure of the Board until their earlier resignation or removal. Each of the executive officers can be reached at the Company's address, 46269 South Dakota Highway 34, P.O. Box 100, Wentworth, South Dakota 57075.

Scott Mundt, Chief Executive Officer - Age 54. Mr. Mundt has been the General Manager of Dakota Ethanol, our wholly-owned subsidiary, since 2006 and was employed by Dakota Ethanol as a transition coordinator in 2005. Mr. Mundt has been our Chief Executive Officer since August 2007. Prior to his positions with Dakota Ethanol, Mr. Mundt was the Vice President of Manufacturing for Fey Industries. Mr. Mundt managed the day-to-day operations of Fey Industries and approximately 200 employees. Mr. Mundt currently serves on the board of directors of Renewable Products Marketing Group, LLC, a private company, our ethanol marketer, Guardian Energy Management, LLC, a private company, and Guardian Hankinson, LLC, representing the Company's investment, and the Renewable Fuels Association. Mr. Mundt is employed by Dakota Ethanol pursuant to an employment agreement. The employment agreement with Mr. Mundt is for at will employment and may be terminated by either party at any time.

Rob Buchholtz, Chief Financial Officer - Age 45. Mr. Buchholtz has been employed as the Controller of Dakota Ethanol since 2001. Mr. Buchholtz has been our Chief Financial Officer since August 2007. Prior to his employment with Dakota Ethanol, Mr. Buchholtz worked in public accounting for 8 years. Mr. Buchholtz does not have an employment agreement. Mr. Buchholtz will continue his employment with the Company until his earlier resignation or removal.

Paul Geraets, Commodity Manager - Age 45. Mr. Geraets has been employed as the Commodity Manager of Dakota Ethanol since 2001. Prior to his employment with Dakota Ethanol, Mr. Geraets worked for Cargill as an elevator and agronomy facility manager for 8 years. Mr. Geraets does not have an employment agreement. Mr. Geraets will continue his employment with the Company until his earlier resignation or removal.

Board of Managers of Dakota Ethanol, L.L.C.

Lake Area Corn Processors, LLC owns Dakota Ethanol, L.L.C. ("Dakota Ethanol") as a wholly-owned subsidiary. Dakota Ethanol owns and operates a 40 million gallon per year ethanol plant in Wentworth, South Dakota, which produces ethanol, distillers grains and corn oil. Dakota Ethanol's board of managers consists of seven individuals. Lake Area Corn Processors elects all seven members of Dakota Ethanol's board of managers. These managers are elected annually by the Board of Lake Area Corn Processors.  The Company selected Ronald Alverson, Wayne Backus, Todd Brown, Randy Hansen, Rick Kasperson, Marty Thompson and Dave Wolles, each of whose biographical information is provided above, to represent the Company on Dakota Ethanol's board of managers.

Officers of Dakota Ethanol, L.L.C.

The officers of Dakota Ethanol are Randy Hansen, Chairman; Wayne Backus, Vice-Chairman; Dave Wolles, Secretary; and Todd Brown, Treasurer.  Scott Mundt, Rob Buchholtz and Paul Geraets are employees and executive officers of Dakota Ethanol. Detailed information about all officers of Dakota Ethanol can be found above under "Information About Nominees," "Information About Non-Nominee Managers" and "Executive Officers of Lake Area Corn Processors, LLC."

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a Chief Executive Officer that is separate from the Chairman of the Company's Board. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company. The Board administers its oversight functions by reviewing the operations of the Company and by overseeing the executive officers' management of the Company.

BOARD OF MANAGERS' MEETINGS AND COMMITTEES
The Board generally meets on a bi-monthly schedule. The Board held eleven regular meetings and one special meeting during the fiscal year ended December 31, 2015. Each manager attended at least 75% of the meetings of the Board during the fiscal year ended December 31, 2015.

The Board does not have a formalized process for holders of units to send communications to the Board. The Board believes this is reasonable given the accessibility of our managers. Members who wish to communicate with the Board are free to do so by contacting a manager via our website, fax, phone or in writing. The names of our managers are listed on our website at http://www.dakotaethanol.com/board.html.

The Board does not have a policy with regard to managers' attendance at annual meetings. Last year, all seven of our managers attended our annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Audit Committee

The Board has a standing audit committee which includes each of the Company's managers. The primary duties and responsibilities of the Audit Committee are to: (i) monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance; (ii) appoint, compensate, retain and monitor the independence and qualifications of our independent registered public accounting firm; (iii) monitor the performance of our internal audit function and independent registered public accounting firm; and (iv) prepare an audit committee report to be included in our annual information statement.

The audit committee of the Board operates under a charter adopted by the Board, a copy of which is posted on our website at http://www.dakotaethanol.com/charters.html. Under the charter, the audit committee must have at least three members. The Board appointed Ronald Alverson, Wayne Backus, Todd Brown, Randy Hansen, Rick Kasperson, Marty Thompson and Dave Wolles to serve on the audit committee. The chairperson of the audit committee is Ron Alverson. The audit committee held four meetings during our fiscal year ended December 31, 2015. All of our audit committee members attended at least 75% of the audit committee meetings.
The audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, each member of our audit committee is independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2).

The Board has determined that we do not currently have an audit committee financial expert serving on our audit committee. We do not have an audit committee financial expert serving on our audit committee because no member of the Board has the requisite experience and education to qualify as an audit committee financial expert as defined in Item 401 of Regulation S-K and the Board has not yet created a new manager position expressly for this purpose. The Board intends to consider such qualifications in future nominations to the Board and appointments to the audit committee.

Audit Committee Report
The audit committee delivered the following report to the Board on February 25, 2016. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The audit committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to Public Company Accounting Oversight Board standards. The committee reviewed and discussed with management our audited financial statements as of and for the fiscal year ended December 31, 2015. The committee has discussed with RSM US LLP, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The committee has received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board and the Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm's independence. The committee has considered whether the provision of services by RSM US LLP not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in our Forms 10-Q are compatible with maintaining RSM US LLP's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended December 31, 2015.

Audit Committee
Ron Alverson, Chairman
Rick Kasperson
Todd Brown
Randy Hansen
Marty Thompson
Wayne Backus
Dave Wolles

Independent Registered Public Accounting Firm

The audit committee selected RSM US LLP as our independent registered public accountants for the fiscal year January 1, 2016 to December 31, 2016. A representative of RSM US LLP is not expected to be present at the 2016 Annual Meeting. The Board will pass along any questions the members may have for the auditors to RSM US LLP.

Audit Fees

During the period covering the fiscal years ended December 31, 2015 and 2014, RSM US LLP performed the following professional services:

Description	2015	2014
Audit Fees (i)	$118,560	$114,920
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

(i)
Audit fees to RSM US LLP consist of fees for professional services rendered for the audit of the Company's financial statements, review of the 10-K filing, and review of the financial statements included in the Company's quarterly reports. These fees include sales tax of 6%.

The Board has the sole authority to pre-approve all audit and non-audit services provided by the independent registered public accounting firm to the Company. Prior to engagement of the principal independent registered public accountants to perform audit services for us, the independent registered public accounting firm was pre-approved by our audit committee pursuant to our policy requiring such approval. One hundred percent (100%) of all audit services, audit-related services, tax-related services and other fee services were pre-approved by our audit committee.

Nominating Committee

The nominating committee oversees the identification, evaluation and recommendation of individuals qualified to be managers. The major responsibilities of the nominating committee are to:

•Develop a nomination process for candidates for the Board;
•Establish criteria and qualifications for membership on the Board;
•Identify candidates to fill positions on the Board;
•Recommend candidates for vacancies on the Board; and
•Recommend to the Board candidates for election or reelection.

The nominating committee operates under a charter adopted by the Board, a copy of which can be found on our website at www.dakotaethanol.com/charters.html.  The nominating committee met one time following the end of our 2015 fiscal year and all members of the nominating committee attended at least 75% of the meetings. The nominating committee is currently comprised of four of our members, two of them currently serve on the Board. During our 2015 fiscal year, the nominating committee consisted of Todd Brown, Rodney Renaas, Wayne Backus and Alan May. Each member of the nominating committee is independent pursuant to NASDAQ Rule 5605(a)(2). The Board approves and accepts the nominations that are made by the nominating committee.

Nomination Process

The nominating committee generally identifies potential candidates to the Board using two methods. First, the nominating committee solicits Class A members annually to submit nominations to the nominating committee. Second, the nominating committee attempts to solicit individuals whom it believes would make good candidates in light of specific qualities, skills or needs of the Board. Each of the nominees for the 2016 Annual Meeting was identified through a solicitation of names from the members of the Company.

Before the nominating committee approves and recommends any person for nomination, the person must meet certain minimum qualifications. The person must have no criminal record or disciplinary history pertaining to certain specified acts or events; the person must be "independent" as defined by the SEC and NASDAQ, except that a person is not prohibited from serving if he or she receives payment from us for the delivery and sale of corn; the person must satisfactorily complete a nomination application that requests certain personal background information, including employment history, educational background and community or organization involvement; and the person must possess certain general qualities including superb ethics, loyalty and commitment, a willingness to act on and be accountable for decisions, an ability to analyze and communicate effectively, and an ability to work well with others. The nominating committee does not have a formal process for considering diversity in making nominations for the manager election. The nominating committee believes this is reasonable because the members are involved in choosing the individuals who will be considered by the nominating committee.

In preparation for the 2016 Annual Meeting, the nominating committee actively solicited members to submit nominations to the Board. The committee also posted a notice on the Company's website soliciting member interest in running for the open manager seats. The nominating committee received a total of two nominations from the members, all of whom were nominated by the nominating committee to stand for election at the 2016 Annual Meeting. Detailed information about each nominee is provided above in the "Information about Nominees" section. The Company does not have a formal policy regarding accepting nominations from the members, however, the Company feels this is appropriate since the nominating committee actively solicits the members for potential nominees each year.

Compensation Committee

Currently the entire Board serves as the compensation committee. Each member of the compensation committee is independent pursuant to NASDAQ Rule 5605(a)(2). Our compensation committee held one meeting during our 2015 fiscal year and each member of the compensation committee attended at least 75% of the compensation committee meetings. Our compensation committee makes compensation decisions related to the compensation of our Chief Executive Officer, Scott Mundt. The compensation committee reviews the compensation of our Chief Executive Officer annually. Mr. Mundt is compensated based on the terms of his employment agreement described below. Our compensation committee delegates the responsibility for setting the compensation of our other employees, including Rob Buchholtz our Chief Financial Officer, to Mr. Mundt. The compensation committee does not use compensation consultants in setting the compensation of our executive officers.

Our compensation committee operates under a charter. A copy of the compensation committee charter is posted on our website at www.dakotaethanol.com/charters.html.

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company. There are no interlocking relationships between our Company and other entities that might affect the determination of the compensation of our executive officers.

SUMMARY COMPENSATION TABLE

The following table sets forth all the compensation paid by us to our principal executive officer, our principal financial officer and our commodity manager during the fiscal years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary	Bonus	All Other Compensation(1)	Total
Scott Mundt	2015	$220,000	$88,653	$1,860	$310,513
Principal Executive Officer	2014	190,000	95,000	—	285,000
	2013	180,000	80,919	—	260,919
Rob Buchholtz	2015	117,500	14,204	1,860	133,564
Principal Financial Officer	2014	112,750	21,362	—	134,112
	2013	108,250	11,788	—	120,038
Paul Geraets	2015	102,892	10,204	1,860	114,956
Commodity Manager	2014	97,454	19,362	—	116,816
	2013	95,877	8,788	—	104,665
(1) Other compensation was a telephone allowance.

Other than our principal executive officer, principal financial officer and commodity manager, no officer or other employee received compensation in excess of $100,000 during any of our fiscal years ended December 31, 2015, 2014 and 2013. Mr. Mundt has discretion to set the compensation of our principal financial officer, Mr. Buchholtz and our commodity manager Mr. Geraets. The Board sets the compensation that is paid to the managers for their services as managers. We have not issued, either directly, or as part of a long-term incentive plan, any options or stock appreciation rights or any other equity-based compensation to any executive officer or manager.

Our principal executive officer, Mr. Mundt, has an employment contract with the Company dated January 1, 2009. The employment agreement provides for a base salary and a performance based bonus of 0.5% of adjusted earnings, subject to a cap. In April 2015, Mr. Mundt's base salary was increased to $220,000, the cap on his performance based bonus was increased to 65% of his base salary and a compensation component of 0.5% of distributions received from outside investments was added. The adjusted earnings that are used to determine the performance based bonus is our gross earnings calculated before deductions for interest expense, income taxes, depreciation and amortization, and without including any governmental incentive income as determined using Generally Accepted Accounting Principles applied on a consistent basis. This performance based bonus is calculated using our financial statements prepared for our SEC reporting obligations.

The employment agreement calls for at will employment which can be terminated by either us or Mr. Mundt at any time, without cause or notice. However, if we terminate Mr. Mundt's employment without cause, Mr. Mundt is entitled to a severance package of six months of his base salary. If Mr. Mundt is terminated for cause, he does not receive any severance. Further, if we experience a change in control, Mr. Mundt is entitled to an additional payment. On a change in control of the Company, where the compensation paid is equal to or greater than 150% of our book value, Mr. Mundt is entitled to receive three times his annual base salary. If a change in control occurs and the compensation paid for the Company is less than 150% of our book value, Mr. Mundt is entitled to his annual base salary. Mr. Mundt also receives full payment of his health insurance, dental insurance and short term disability insurance.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objective

We pursue a compensation objective that allows for maximum transparency to our members and allows for performance based compensation. We only provide for cash compensation, either in the form of base salaries or cash performance bonuses. Mr. Mundt receives a cash bonus based on our adjusted earnings which we believe ties his compensation to our financial performance which aligns our Chief Executive Officer's bonus with our members' goal of increasing net income. We do not have any unit option or equity-based compensation or stock appreciation right compensation. We only have one employment agreement and that is with Mr. Mundt. Other than Mr. Mundt, Mr. Buchholtz and Mr. Geraets, none of our executive officers, managers or employees receives compensation in amounts greater than $100,000. The Board makes executive compensation decisions based on market rates for similarly qualified individuals in our industry and strives to provide comparable compensation to other companies in our industry. The Board considered the members' approval in 2014 of the Company's executive compensation program called the "Say-on-Pay" in reviewing its system of compensating the Company's executive officers. The next "Say-on-Pay" vote,will be conducted at the Company's 2017 annual member meeting. Further, the Company will hold another advisory vote on how frequently the members would like to conduct the Say-on-Pay vote at the 2017 annual member meeting.

We compensate members of the Board at a fixed rate based on the number of meetings each attends and for certain out of pocket expenses. Our managers do not receive any additional performance based compensation including any stock options or stock appreciation rights.

We believe that the performance based bonus we pay to Mr. Mundt is important in order to encourage the efficient operation of the ethanol plant and to institute accountability between performance and compensation for Mr. Mundt. In addition to the performance based cash bonus Mr. Mundt receives, all of our other employees receive an annual cash bonus equal to one percent of the net income of our plant. This cash bonus is split equally among all qualifying employees who have been employed at the ethanol plant for at least six months, which includes our Chief Financial Officer, Rob Buchholtz and Commodity Manager, Paul Geraets. We believe that this cash bonus compensation provides an incentive to our employees to operate the ethanol plant in an efficient manner and ties bonus compensation to the performance of our ethanol plant. Mr. Mundt has discretion to increase the bonus payable to certain of our employees, including our Chief Financial Officer and Commodity Manager and the Board has discretion to increase the bonus payable to Mr. Mundt.

The fact that we only have one employment contract and do not offer any option or stock appreciation based compensation allows us to control the level of our compensation on a year to year basis. We only compensate our employees, managers and executive officers based on cash awards and will not therefore have to make any future compensation payments for previous years' activities. This allows us to tie our compensation to the year when the services were rendered and our ethanol plant's performance in that year. The sole compensation agreement we have with Mr. Mundt provides for compensation at a fixed rate and a fixed bonus percentage.

Tax Effects of Compensation

None of our executive officers, managers, or employees receives compensation in excess of $1,000,000 and therefore we anticipate the entire amount of our compensation is deductible as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Report

The compensation committee delivered the following report to the Board on February 25, 2016. The following report of the compensation committee shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the report by reference in any such document.

The compensation committee reviews our compensation process. The committee reviewed and discussed with management our compensation discussion and analysis as of and for the fiscal year ended December 31, 2015. Based on the reviews and discussions referred to above, the compensation committee recommended to the Board that the compensation discussion and analysis referred to above be included in our information statement for the fiscal year ended December 31, 2015.

Compensation Committee
Marty Thompson, Chairman
Ron Alverson
Todd Brown
Randy Hansen
Rick Kasperson
Wayne Backus
Dave Wolles

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the current beneficial ownership of our capital units, both in terms of equity and voting interests, by managers of the Board, executive officers and nominees to the Board. No person, including any group, is known to be the beneficial owner of more than 5% of our capital units. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person.

Title of Class	Name and Address(1) of Beneficial Owner	Amount and Nature of Beneficial Ownership	Equity Percent of Class	Voting Percent of Class
Class A Units	Ronald Alverson, Manager	338,250	1.1%	*
Class A Units	Wayne Backus, Manager(2)	50,000	*	*
Class A Units	Todd Brown, Manager(3)	258,000	*	*
Class A Units	Rob Buchholtz, CFO	—	—	—
Class A Units	Paul Geraets, Commodity Manager(4)	5,500	*	*
Class A Units	Randy Hansen, Manager	45,000	*	*
Class A Units	Rick Kasperson, Manager and Nominee(5)	90,000	*	*
Class A Units	Scott Mundt, CEO(6)	40,000	*	*
Class A Units	Marty Thompson, Manager	5,000	*	*
Class A Units	Dave Wolles, Manager and Nominee	160,000	*	*
	Total	991,750	3.3%	*
* Equals less than 1% of the class.
(1) Addresses for the managers and nominees listed above are set forth under "Information About Nominees" or "Information About Non-nominee Managers."
(2) Mr. Backus owns these 50,000 units jointly with his wife, with shared investment and voting power.
(3) Mr. Brown owns 243,000 units jointly with his wife, with shared investment and voting power. Mr. Brown beneficially owns 15,000 units which are owned by his children and his wife individually. Mr. Brown disclaims beneficial ownership of the 5,000 units owned by his children.
(4) Mr. Geraets beneficially owns the 5,500 units through an IRA.
(5) Mr. Kasperson owns these 90,000 units jointly with his wife, with shared investment and voting power.
(6) Mr. Mundt owns these 40,000 units jointly with his wife, with shared investment and voting power.

BOARD OF MANAGERS COMPENSATION

During our 2015 fiscal year, our managers were reimbursed for mileage and actual expenses of attending Board and committee meetings and were provided a per diem fee for services performed on our behalf in the amount of $200 for each regular Board meeting, plus a monthly communications allowance of $25.  In addition, all committee members receive a per diem fee of $100 for each special or committee meeting attended.  The managers also receive the same membership benefits as other members receive in proportion to their membership interests in the Company.

The table below shows the compensation paid to each of our managers for the fiscal year ended December 31, 2015.

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation(1)	Total Compensation
Ronald Alverson	2015	$6,400	$1,544	$7,944
Wayne Backus	2015	4,350	300	4,650
Todd Brown	2015	5,250	2,304	7,554
Randy Hansen	2015	5,200	1,260	6,460
Rick Kasperson	2015	4,300	300	4,600
Marty Thompson	2015	4,900	825	5,725
Dave Wolles	2015	4,100	300	4,400
(1) Other compensation includes a $300 communication allowance and travel expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers and managers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, managers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our officers and managers, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the individual managers or nominees to the Board or executive officers, have entered into, or anticipate entering into, any contractual or other transactions between themselves, Dakota Ethanol or the Company, except for corn delivery agreements identical to those provided to other members.

Pursuant to the Operating Agreement, we may enter into relationships and agreements with certain related parties so long as a majority of disinterested managers approve the relationship or agreement. The Operating Agreement requires any agreements we have with our members to be on terms no less favorable than we could receive from a disinterested third party. We have no formal written policy concerning related party transactions other than the Operating Agreement, however, we adhere to the requirements of the Operating Agreement when approving all transactions, including those involving certain parties covered by Item 404 of Regulation S-K. This procedure would be followed for all contractual relationships we enter into, including employment agreements, purchase and sale agreements, and compensation agreements.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Our Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2015, is posted on our website at http://www.dakotaethanol.com/lacp.html.

These annual meeting materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. We will provide each member a printed or e-mail copy of the Information Statement, Ballot and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the annual meeting materials as follows: (i) by calling our office at (605) 483-2676 or toll free at (888) 539-2676; (ii) by written request directed to Alan May, Membership Coordinator, Lake Area Corn Processors, P.O. Box 100, Wentworth, South Dakota 57075; (iii) by e-mail to Alan May at amay@dakotaethanol.com; or (iv) on our website at http://www.dakotaethanol.com/lacp.html on or before March 25, 2016, to facilitate timely delivery. We will provide each member a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2015 Annual Report on Form 10-K complete with exhibits and the Information Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate ballot. If you wish to receive a separate

Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (605) 483-2676 or toll free at (888) 539-2676; by e-mail at amay@dakotaethanol.com; or by written request directed to Alan May, Membership Coordinator, Lake Area Corn Processors, P.O. Box 100, Wentworth, South Dakota 57075 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (605) 483-2676 or toll free at (888) 539-2676 or by written request directed to Alan May, Membership Coordinator, Lake Area Corn Processors, P.O. Box 100, Wentworth, South Dakota 57075.

MEMBER PROPOSALS AND MANAGER NOMINATIONS

In order to be considered for inclusion in next year's information statement, member proposals must be submitted in writing to us by October 28, 2016. Manager nominations must be made on a Manager Nomination Petition and submitted to us by January 1, 2017, unless we notify the members of a different deadline. We suggest that proposals for the 2017 annual meeting of members and manager nominations be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2017 annual meeting of members without including such proposal in our information statement, must provide us notice of such proposal no later than January 11, 2017. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If we do not receive notice of a member proposal intended to be submitted to the 2017 annual meeting by January 11, 2017, such proposal will not be presented to the members at the 2017 annual meeting.

CODE OF ETHICS

All of our managers, officers, and employees, are required to comply with our Code of Ethics adopted by the Board in 2003.  A copy of the Code of Ethics can be obtained without charge by writing to us at the following address:

Membership Coordinator
Lake Area Corn Processors
46269 SD Hwy 34
P.O. Box 100
Wentworth, South Dakota  57075

Amendments and modifications to, and waivers of, the Code of Ethics, will be promptly disclosed to the members, to the extent required under the Exchange Act, on a current report on Form 8-K.

CLASS A MEMBER BALLOT

LAKE AREA CORN PROCESSORS, LLC
2016 Annual Meeting

By signing below, I certify that:

I am either the owner or the authorized representative of the owner of Class A Capital Units of Lake Area Corn Processors, LLC, and have full power and authority to vote such capital units; and

I vote such capital units on the following matters as set forth below.

PROPOSAL ONE: MANAGER ELECTION. Please place an X in the box next to the nominees for whom you wish to vote. YOU MUST VOTE FOR TWO (2) NOMINEES. If you vote FOR less than two nominees, your ballot will not be counted in the election, however, you will be counted for determining whether a quorum is present at the 2016 Annual Meeting. If you mark contradicting choices, such as both FOR and WITHHOLD for a nominee, your vote will not be counted with respect to the nominee for whom you marked contradicting choices.

	For	Withhold

Rick Kasperson	☐	☐

Dave Wolles	☐	☐

Ballots must be RECEIVED by 5:00 p.m. local time on Monday, April 4, 2016 at our office, either by mail, fax or e-mail or must be hand delivered to the 2016 Annual Meeting in order to valid. You may fax the ballot to the Company at (605) 483-2681, mail it to us at P.O. Box 100, Wentworth, South Dakota 57075 or scan and e-mail the ballot to amay@dakotaethanol.com.

Date: _________________
Signature __________________________________________ Print Name

Date: _________________
Signature __________________________________________ Print Name

PLEASE NOTE: If membership units are jointly owned, such as joint ownership between a husband and wife, both joint owners must sign the ballot for it to be valid.